EXHIBIT 33.1

ACS Education Services Management Assessment

Management of Affiliated Computer Services, Inc. (ACS) Education Services is responsible for assessing compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission relating to the servicing of (a) publicly-issued student loan backed security transactions issued on or after January 1, 2006 that are serviced by the Company for College Loan Corporation and (b) student loans for which the Company commenced servicing activities for Key Bank, N.A. on or after January 1, 2006 (collectively, the Platform), except for servicing criteria noted in Appendix A as “N/A”, which ACS Education Services has determined are not applicable to the activities it performs with respect to the Platform as of and for the year ended December 31, 2007.

With respect to servicing criterion 1122(d)(2)(i), management has engaged a vendor to perform the activities required by the servicing criterion. ACS Education Services’ management has determined that the vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and ACS Education Services’ management has elected to take responsibility for assessing compliance with the servicing criterion applicable to the vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (“Interpretation 17.06”). Management has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criterion applicable to the vendor. ACS Education Services’ management is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendor and related criterion.

ACS Education Services’ management has assessed the effectiveness of the ACS Education Services’ compliance with the applicable servicing criteria as of and for the year ended December 31, 2007. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

Based on such assessment, management believes that, as of and for the year ended December 31, 2007, ACS Education Services has complied in all material respects with the servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission relating to the servicing of the Platform, except for material noncompliance with servicing criteria 1122(d)(2)(ii) and 1122(d)(4)(iv). Related to criterion 1122(d)(2)(ii), disbursements made via wire transfers on behalf of an obligor to the lender were not made by authorized personnel. ACS Education Services did not maintain documented evidence that authorized personnel made disbursements via wire transfer on behalf of an obligor to the lender. While ACS Education Services management believes controls are in place which provide management reasonable assurance that wire transfers are made only by authorized personnel, documentation evidencing such was not available for a portion of the year ended December 31, 2007. Additional documentation (daily user access reports) is now retained to provide evidence of compliance with servicing criterion 1122(d)(2)(ii). Related to servicing criterion 1122(d)(4)(iv), certain payments on pool assets were posted to the obligor records more than two business days after receipt. For certain pool assets, the related transaction agreement states that payments are to be made within a mutually acceptable schedule; the referenced schedule has not been executed. ACS Education Services expects to execute a mutually acceptable schedule with the applicable lender that will specify payment posting and effective date time frames when payments received do not allow for the systematic posting within two days after receipt.

KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to ACS Education Services’ compliance with the applicable servicing criteria as of and for the year ended December 31, 2007.

/s/ Meta Gonzalez
Meta Gonzalez, Sr. Vice President

March 10, 2008
Date

ACS

2277 East 220th Street • Long Beach, CA 90810-1696

310.513.2700

APPENDIX A

AFFILIATED COMPUTER SERVICES, INC.

EDUCATION SERVICES

Servicing Criteria Addressed in ACS Education Services’

Management Assessment

Definitions: X – Servicing criteria subject to assessment X(1) – Servicing criteria subject to assessment. Compliance is determined based upon Telephone Interpretation 17.06 N/A – Not Applicable
Reg AB Reference	Servicing Criteria	Applicability
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the Pool Assets are maintained.	N/A
1122(d)(1)(iv)

A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

X
Cash Collection and Administration
1122(d)(2)(i)

Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

X(1)
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)

Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

N/A
1122(d)(2)(iv)

The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of over collateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

N/A
1122(d)(2)(v)

Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)

Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C)  reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

X
Investor Remittances & Reporting
1122(d)(3)(i)

Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of Pool Assets serviced by the Servicer.

N/A
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority, and other terms set forth in the transaction agreements.	N/A
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	N/A
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	N/A
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	X
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements.	X
1122(d)(4)(iii)	Any additions, removals, or substitutions to the asset pool are made, reviewed, and approved in accordance with any conditions or requirements in the transaction agreements.	N/A
1122(d)(4)(iv)

Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.

X
1122(d)(4)(v)	The Servicer’s records regarding the pool assets agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)

Changes with respect to the terms or status of an obligor’s pool assets (e.g., loan modifications or re-agings) are made, reviewed, and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

X
1122(d)(4)(vii)

Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures, and repossessions, as applicable) are initiated, conducted, and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

X
1122(d)(4)(viii)

Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters, and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	X
1122(d)(4)(x)

Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.

N/A
1122(d)(4)(xi)

Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

N/A
1122(d)(4)(xii)

Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

N/A
1122(d)(4)(xiii)

Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

N/A
1122(d)(4)(xiv)	Delinquencies, charge-offs, and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	N/A